Macy’s, Inc.
Subsidiary List as of February 1, 2020

Exhibit 21

Corporate Name	State of Incorporation/ Formation	Trade Name(s)
Advertex Communications, Inc.	New York	Macy’s Marketing
Bloomingdale's, Inc.	Ohio
Bloomingdale’s The Outlet Store, LLC	Ohio
Bloomingdale’s, LLC	Ohio	Bloomingdale’s New York
Bloomingdales.com, LLC	Ohio
Bluemercury, Inc.	Delaware	Bluemercury
FDS Bank	N/A
FDS Thrift Holding Co., Inc.	Ohio
Macy’s Backstage, Inc.	Ohio
Macy’s Corporate Services, Inc.	Ohio
Macy’s Credit and Customer Services, Inc.	Ohio
Macy’s Credit Operations, Inc.	Ohio
Macy’s Florida Stores, LLC	Ohio	Macy’s
Macy’s Merchandising Corporation	New York
Macy’s Merchandising Group (Hong Kong) Limited	Hong Kong
Macy’s Merchandising Group International (Hong Kong) Limited	Hong Kong
Macy’s Merchandising Group International, LLC	Delaware
Macy’s Merchandising Group Procurement, LLC	Delaware
Macy’s Merchandising Group, Inc.	New York
Macy’s Puerto Rico, Inc.	Puerto Rico
Macy’s Retail Holdings, Inc.	New York	Macy’s
Macy’s Systems and Technology, Inc.	Ohio
Macy’s West Stores, Inc.	Ohio	Macy’s
Macys.com, LLC	Ohio
West 34th Street Insurance Company New York	New York